Exhibit 99.1

Blue Bird Appoints Jeff Taylor as CFO, Succeeding Phil Tighe Who Will Take on a Consulting Role at Blue Bird

MACON, GEORGIA - May 1, 2020 - Blue Bird Corporation (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced the appointment of Jeff Taylor as CFO, effective June 1, 2020.

After having served as Blue Bird’s Chief Financial Officer for more than eight years, Phil Tighe will be stepping down from that role effective June 1, 2020. Phil’s employment will continue until June 30, 2020, during which time he will support the transition of his responsibilities.

“Phil has been an invaluable member of the senior leadership team,” said Phil Horlock, President and CEO of Blue Bird. “During Phil’s tenure we became a publicly-traded company, we achieved significant growth in revenue and profitability, we improved our cost structure and reduced our breakeven point, and we strengthened our balance sheet substantially. I am pleased that Phil has agreed to continue to advise the Company as a consultant beginning on July 1, 2020. In this role, Phil will work closely with me and the leadership team on strategic matters and special topics.”

Jeff Taylor is an exceptionally well-qualified candidate to succeed Phil Tighe with over 20 years of experience providing financial leadership to publicly-traded companies. Most recently Jeff served as Chief Financial Officer at Wabash National Corporation, a $2.2 billion Indiana-based company that designs, engineers and manufactures tractor trailers. In addition, Jeff has extensive experience in investor relations and information services and he will have responsibility for these important areas at Blue Bird.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered, gasoline-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact

Mark Benfield
Profitability & Investor Relations
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com
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